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                                                             Exhibit 11.1(a)

                 Renal Treatment Centers, Inc. and Subsidiaries
                COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE
        for the three and nine months ended September 30, 1997 and 1996


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
                                                                    Three Months Ended                       Nine Months Ended
                                                                      September 30,                            September  30,
                                                                 1997               1996                1997                  1996
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
Net income                                                       $ 7,659,187   $ 4,481,091          $20,424,636       $13,091,348
Add back interest on note, tax effected                                 ----        53,206               34,122           183,580
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Net income available to common stockholders                      $ 7,659,187   $ 4,534,297          $20,458,758       $13,274,928
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Weighted average number of shares outstanding                     25,027,188    24,300,036           24,835,009        24,164,022

Weighted average number of maximum shares subject to
   exercise under outstanding stock options                        2,444,216     1,741,535            2,115,696         1,655,655

Weighted average shares assumed issued upon conversion
   of note                                                              ----       519,097              163,705           598,095
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                                                                  27,471,404    26,560,668           27,114,410        26,417,772
Less treasury shares assumed purchased with proceeds from
   assumed exercise of outstanding common stock options            1,191,335       735,606              976,717           658,075
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Weighted average number of common and common
   stock equivalents outstanding                                  26,280,069    25,825,062           26,137,693        25,759,697
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Fully diluted earnings per common stock                          $      0.29   $      0.18          $      0.78       $      0.52
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